SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                               ------------------


                    Under the Securities Exchange Act of 1934

                                  SCHEDULE 13G


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934




                                RedEnvelope, Inc.
                                -----------------
                                (Name of Issuer)



                     Common Stock, $0.01 par value per share
                     ---------------------------------------
                         (Title of Class of Securities)



                                    75733R601
                                    ---------
                                 (CUSIP Number)

                                December 7, 2004
                                ----------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

      |_|  Rule 13d-1(b)
      |X|  Rule 13d-1(c)
      |_|  Rule 13d-1(d)


                               Page 1 of 10 Pages

                                  SCHEDULE 13G

CUSIP No. 75733R601                                          Page 2 of 10 Pages
--------------------------------------------------------------------------------
1)     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       LaGrange Capital Partners, L.P.
--------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|
                                                                 (b) |X|
--------------------------------------------------------------------------------
3)     SEC USE ONLY


--------------------------------------------------------------------------------
4)     CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
       NUMBER                      5)     SOLE VOTING POWER
       OF
       SHARES                             512,899
       BENEFICIALLY              -----------------------------------------------
       OWNED BY                    6)     SHARED VOTING POWER
       EACH
       REPORTING                          0
       PERSON                    -----------------------------------------------
       WITH                        7)     SOLE DISPOSITIVE POWER

                                          512,899
                                 -----------------------------------------------
                                   8)     SHARED DISPOSITIVE POWER

                                          0
--------------------------------------------------------------------------------
9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       512,899
--------------------------------------------------------------------------------
10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   |_|
--------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         5.9%
--------------------------------------------------------------------------------
12)    TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP No. 75733R601                                           Page 3 of 10 Pages
--------------------------------------------------------------------------------
1)     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       LaGrange Capital Partners Offshore Fund, Ltd.
--------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|

                                                                 (b) |X|
--------------------------------------------------------------------------------
3)     SEC USE ONLY


--------------------------------------------------------------------------------
4)     CITIZENSHIP OR PLACE OF ORGANIZATION

       Cayman Islands
--------------------------------------------------------------------------------
       NUMBER                     5)     SOLE VOTING POWER
       OF
       SHARES                            30,131
       BENEFICIALLY             ------------------------------------------------
       OWNED BY                   6)     SHARED VOTING POWER
       EACH
       REPORTING                         0
       PERSON                   ------------------------------------------------
       WITH                       7)     SOLE DISPOSITIVE POWER

                                         30,131
                                ------------------------------------------------
                                  8)     SHARED DISPOSITIVE POWER

                                         0
--------------------------------------------------------------------------------
9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       30,131
--------------------------------------------------------------------------------
10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   |_|
--------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.3%
--------------------------------------------------------------------------------
12)    TYPE OF REPORTING PERSON

       CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP No.                                                     Page 4 of 10 Pages
--------------------------------------------------------------------------------
1)     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Frank LaGrange Johnson
--------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|

                                                                 (b) |X|
--------------------------------------------------------------------------------
3)     SEC USE ONLY


--------------------------------------------------------------------------------
4)     CITIZENSHIP OR PLACE OF ORGANIZATION

       USA
--------------------------------------------------------------------------------
       NUMBER                      5)     SOLE VOTING POWER
       OF
       SHARES                             549,330
       BENEFICIALLY               ----------------------------------------------
       OWNED BY                    6)     SHARED VOTING POWER
       EACH
       REPORTING                          0
       PERSON                     ----------------------------------------------
       WITH                        7)     SOLE DISPOSITIVE POWER

                                          549,330
                                  ----------------------------------------------
                                   8)     SHARED DISPOSITIVE POWER

                                          0
--------------------------------------------------------------------------------
9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       549,330
--------------------------------------------------------------------------------
10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   |_|
--------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         6.3%
--------------------------------------------------------------------------------
12)    TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

Schedule 13G
------------

Item 1(a).  Name of Issuer:

RedEnvelope, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

149 New Montgomery Street
San Francisco, California 94105

Item 2(a).  Name of Persons Filing:

(i)   LaGrange Capital Partners, L.P.
(ii)  LaGrange Capital Partners Offshore Fund, Ltd.
(iii) Frank LaGrange Johnson

(collectively, the "Reporting Persons" and each a "Reporting Person")

Item 2(b).  Address of Principal Business Office or, if None, Residence:

Each of the Reporting Persons has a business address at 1270 Avenue of the Americas, Suite 2200, New York, New York 10020.

Item 2(c).  Citizenship:

(i)   LaGrange Capital Partners, L.P.
      Delaware

(ii)  LaGrange Capital Partners Offshore Fund, Ltd.
      Cayman Islands

(iii) Frank LaGrange Johnson
      USA

Item 2(d).  Title of Class of Securities:

Common Stock, $0.01 par value per share

Item 2(e).  CUSIP Number:

75733R601

Item 3. If this statement is filed pursuant to ss.ss. 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

            (a)   |_|   Broker or Dealer Registered Under Section 15 of the Act
                        (15 U.S.C. 78o)

            (b)   |_|   Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                        78c)

            (c)   |_|   Insurance Company as defined in section 3(a)(19) of the
                        Act (15 U.S.C. 78c)

            (d)   |_|   Investment Company registered under section 8 of the
                        Investment Company Act of 1940 (15 U.S.C. 80a-8)

            (e)   |_|   Investment Adviser in accordance with ss.
                        240.13d-1(b)(1)(ii)(E)

            (f)   |_|   Employee benefit plan or endowment fund in accordance
                        with ss. 240.13d-1(b)(1)(ii)(F)

            (g)   |_|   Parent Holding Company or control person in accordance
                        with ss.240.13d-1(b)(ii)(G)

            (h)   |_|   Savings Association as defined in ss.3(b) of the Federal
                        Deposit Insurance Act (12 U.S.C. 1813)

            (i)   |_|   Church plan that is excluded from the definition of an
                        investment company under ss.3(c)(15) of the Investment
                        Company Act of 1940 (15 U.S.C. 80a-3)

            (j)   |_|   Group, in accordance with ss.240.13d-1(b)(ii)(J)

Item 4.     Ownership.

(i)         LaGrange Capital Partners, L.P.(1)

            (a)         Amount beneficially owned:  512,899

            (b)         Percent of class:  5.9%(2)

            (c)         Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote:  512,899

                  (ii)  Shared power to vote or to direct the vote:  0

                  (iii) Sole power to dispose or to direct the disposition
                        of:  512,899

                  (iv) Shared power to dispose or to direct the disposition of: 0


------------------------
1 The general partner of LaGrange Capital Partners, L.P. is LaGrange Capital Management, L.L.C., a limited liability company organized under the laws of Delaware. Frank LaGrange Johnson is the sole member of LaGrange Capital Management, L.L.C.

2 Percentages are based on 8,745,355 shares of Common Stock outstanding as of October 25, 2004 (as set forth on the Issuer's Form 10-Q, filed on November 9, 2004 with the Securities and Exchange Commission).

(ii)        LaGrange Capital Partners Offshore Fund, Ltd.(3)

            (a)         Amount beneficially owned:  30,131

            (b)         Percent of class:  0.3%(4)

            (c)         Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote:  31,131

                  (ii)  Shared power to vote or to direct the vote:  0

                  (iii) Sole power to dispose or to direct the disposition
                        of:  30,131

                  (iv) Shared power to dispose or to direct the disposition of: 0

(iii)       Frank LaGrange Johnson

            (a)         Amount beneficially owned:  549,330

            (b)         Percent of class:  6.3%(5)

            (c)         Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote:  549,330(6)

                  (ii)  Shared power to vote or to direct the vote:  0

                  (iii) Sole power to dispose or to direct the disposition
                        of:  549,330

                  (iv)  Shared power to dispose or to direct the disposition of:  0


---------------------
3 The investment manager of LaGrange Capital Partners Offshore Fund, Ltd. is LaGrange Capital Administration, L.L.C., a limited liability company organized under the laws of Delaware. Frank LaGrange Johnson is the sole member of LaGrange Capital Administration, L.L.C.

4 Percentages are based on 8,745,355 shares of Common Stock outstanding as of October 25, 2004 (as set forth on the Issuer's Form 10-Q, filed on November 9, 2004 with the Securities and Exchange Commission).

5 Percentages are based on 8,745,355 shares of Common Stock outstanding as of October 25, 2004 (as set forth on the Issuer's Form 10-Q, filed on November 9, 2004 with the Securities and Exchange Commission).

6 Includes 5,300 shares of Common Stock owned by Mr. Johnson that are currently being held in an individual retirement account and 1,000 shares of Common Stock owned by Susan Ely Johnson, wife of Frank LaGrange Johnson, that are currently being held in an individual retirement account. Mr. Johnson disclaims any beneficial ownership of the shares of Common Stock owned by his wife.

Item 5.     Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.     Identification and Classification of Members of the Group.

Not applicable.

Item 9.     Notice of Dissolution of Group.

Not applicable.

Item 10.    Certification.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE
                                    ---------


         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


                                   LaGrange Capital Partners, L.P.
                                   By:  LaGrange Capital Management, L.L.C.,
                                         its General Partner

                                   By: /s/ Frank LaGrange Johnson
                                       ----------------------------------------
                                       Frank LaGrange Johnson, its sole Member


Dated as of January 25, 2005


                                   LaGrange Capital Partners Offshore Fund, Ltd.
                                   By: LaGrange Capital Administration, L.L.C.,
                                        its Investment Manager

                                   By: /s/ Frank LaGrange Johnson
                                       ---------------------------------------
                                       Frank LaGrange Johnson, its sole Member


Dated as of January 25, 2005


                                   By: /s/ Frank LaGrange Johnson
                                      ----------------------------------------
                                      Frank LaGrange Johnson


Dated as of January 25, 2005

                                                                       Exhibit A

                            Agreement of Joint Filing


            Pursuant to 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby confirm the agreement by and among them to join in the filing on behalf of each of them of a Statement on
Schedule 13G and any and all amendments thereto, and that this Agreement be included as an Exhibit to such filing.

            This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same Agreement.

            IN WITNESS WHEREOF, the undersigned have executed this Agreement.

                                    LaGrange Capital Partners, L.P.
                                    By:  LaGrange Capital Management, L.L.C.,
                                          its General Partner

                                    By: /s/ Frank LaGrange Johnson
                                        ---------------------------------------
                                        Frank LaGrange Johnson, its sole Member


Dated as of January 25, 2005


                                   LaGrange Capital Partners Offshore Fund, Ltd.
                                   By: LaGrange Capital Administration, L.L.C.
                                        its Investment Manager

                                   By: /s/ Frank LaGrange Johnson
                                      ----------------------------------------
                                      Frank LaGrange Johnson, its sole Member


Dated as of January 25, 2005


                                   By: /s/ Frank LaGrange Johnson
                                      ----------------------------------------
                                      Frank LaGrange Johnson

Dated as of January 25, 2005